Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Owens & Minor, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-32497, 33-41402, 333-124965, 333-142716, 333-203826 and 333-217783) on Form S-8 and registration statements (Nos. 333-198635 and 333-222004) on Form S-3 of Owens & Minor, Inc. of our reports dated February 23, 2018, with respect to the consolidated balance sheets of Owens & Minor, Inc. and subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”) and the effectiveness of internal control over financial reporting as of December 31, 2017,which reports appear in the December 31, 2017 annual report on Form 10-K of Owens & Minor, Inc.
Owens & Minor, Inc. acquired Byram Healthcare (Byram) during 2017, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2017, Byram’s internal control over financial reporting associated with total assets of $78 million and total revenues of $209 million included in the consolidated financial statements of Owens & Minor Inc. as of and for the year ended December 31, 2017. Our audit of internal control over financial reporting of Owens & Minor, Inc. also excluded an evaluation of the internal control over financial reporting of Byram.

/s/ KPMG LLP
Richmond, Virginia
February 23, 2018